Exhibit 99.1

Contacts:

George Sard/Andrew Cole/Lesley Bogdanow

Sard Verbinnen & Co.

(212) 687-8080

SPECIAL COMMITTEE OF EXCO RESOURCES TO EXPLORE STRATEGIC ALTERNATIVES TO MAXIMIZE SHAREHOLDER VALUE

Will Consider Unsolicited Proposal by Douglas Miller as Part of Comprehensive Process

Miller Agrees to Standstill and Other Process-Related Provisions

Company Adopts Shareholder Rights Plan to Safeguard Process

Dallas, TX, January 13, 2011 – The Special Committee of the Board of Directors of EXCO Resources, Inc. (NYSE: XCO) today announced it will explore strategic alternatives to maximize shareholder value, including a potential sale of the Company. As part of a comprehensive process, the Special Committee will consider a previously announced unsolicited proposal received on October 29, 2010 from Douglas H. Miller, the Company’s Chairman and Chief Executive Officer, to purchase all of EXCO’s outstanding common shares for $20.50 per share in cash as well as acquisition proposals the Special Committee may receive from other interested parties and other strategic alternatives potentially available to the Company.

As previously announced, EXCO’s Board of Directors has established a Special Committee of independent directors consisting of Vincent J. Cebula and Mark F. Mulhern to consider Mr. Miller’s offer and related matters.

At the direction of the Special Committee, the Company has adopted a shareholder rights plan with a one-year term. The shareholder rights plan is intended to enhance the ability of the Special Committee to conduct a thorough, deliberative process of exploring the Company’s strategic alternatives.

The Company and the Special Committee have entered into an agreement with Douglas Miller containing customary confidentiality and standstill provisions. The standstill provisions prohibit Mr. Miller from, among other things, acquiring additional shares of EXCO common stock, entering into agreements regarding or soliciting proxies in connection with an acquisition of the Company and seeking to influence the management of the Company in connection with such an acquisition. In addition, the agreement prohibits Mr. Miller from entering into agreements preventing EXCO shareholders from voting in favor of or tendering their shares in other offers to acquire the Company or preventing financing sources from providing financing to other parties in connection with an acquisition of the Company. The agreement also limits the parties with whom Mr. Miller can enter into financing arrangements. The Special Committee expects to enter into similar agreements with other parties interested in exploring a possible acquisition of the Company.

Vincent Cebula said, “After carefully reviewing Mr. Miller’s unsolicited proposal and other relevant factors with the assistance of our financial and legal advisors, the Special Committee determined it is in the best interests of shareholders to commence a comprehensive and independent review of strategic alternatives to maximize shareholder value. We intend to conduct a thorough process in which all interested parties will have an opportunity to participate on a level playing field. To that end, we believe it is in the best interests of EXCO shareholders to adopt a shareholder rights plan and require potential bidders to sign confidentiality and standstill agreements.”

There can be no assurance that the Special Committee’s exploration of strategic alternatives will result in a sale of the Company or any other transaction.

Under the terms of the shareholder rights plan, one right will attach to each share of the Company’s common stock that is outstanding as of the close of business on January 24, 2011 and to each share issued thereafter prior to the expiration of the rights. The rights will become exercisable (subject to customary exceptions) only if a person or group acquires 10% or more of the Company’s common stock (thereby becoming an “acquiring person”) or commences a tender offer for 10% or more of the Company’s common stock. If a person or group becomes an acquiring person, upon payment to the Company of the exercise price of $75 per right, a holder (other than an acquiring person) will be entitled to purchase $75 worth of shares of the Company’s common stock (or under certain circumstances, the common stock of an entity that completes a business combination with the Company) at a 50% discount. The plan exempts each holder of 10% or more of the Company’s common stock on the date of the plan’s adoption as long as they do not thereafter acquire an additional 1% or more shares of the Company’s common stock, as well as parties that enter into qualifying standstill agreements with the Company. The Special Committee may, in its sole discretion, also exempt any transaction from triggering the plan. The rights expire on January 24, 2012 and the Company may amend the rights agreement or redeem the rights for nominal consideration at any time before the rights become exercisable.

The Company will file the rights agreement evidencing the shareholder rights plan and the agreement with Mr. Miller on one or more Current Reports on Form 8-K with the Securities and Exchange Commission. The foregoing descriptions of the two agreements are only summaries and are qualified in their entirety by reference to the full texts of the agreements. Interested persons are urged to read the full rights agreement and agreement with Mr. Miller as so filed with the Securities and Exchange Commission.

The Special Committee noted that the Company announced today the preliminary estimate of the Company’s proven reserves at December 31, 2010, and encourages all shareholders to review the press release issued by the Company.

Barclays Capital Inc. and Evercore Partners are serving as the Special Committee’s financial advisors and Kirkland & Ellis LLP and Jones Day are serving as its legal advisors.

About EXCO Resources, Inc.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in East Texas, North Louisiana, Appalachia, and West Texas.

Forward Looking Statements

This press release contains certain forward-looking statements, including statements regarding the activities of the Special Committee and possible business transactions. The forward-looking statements in this press release are subject to risks and uncertainties that could cause actual results to be materially different from expectations, including, without limitation: fluctuations in prices of oil and natural gas, general economic conditions, regulatory changes, fluctuations in EXCO’s stock price, EXCO’s financial performance, estimates and assumptions used in determining the size of EXCO’s reserves, pending litigation, the interest of parties in pursuing a possible transaction involving EXCO, the terms and conditions of any proposal that may be received and possible actions by Mr. Miller and other parties. A detailed discussion of several of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in EXCO’s reports on file with the Securities and Exchange Commission. Neither EXCO nor the Special Committee undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.